Exhibit 5.1

February 14, 2007

Salary.com, Inc.

195 West Street

Waltham, MA 02451

Re:	Securities Being Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Salary.com, Inc. a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of (i) a Registration Statement on Form S-1, Registration No. 333-138646 (the “Initial Registration Statement”), and (ii) a second Registration Statement on Form S-1 to be filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “462(b) Registration Statement,” and together with the Initial Registration Statement, the “Registration Statement”). This opinion letter is furnished to you in connection with your filing of the 462(b) Registration Statement, pursuant to which the Company is registering 805,000 shares (the “Shares”) of the Company’s Common Stock, $0.0001 par value per share, including 105,000 shares purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Company. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement, dated February 14, 2007 among the Company, such underwriters and the other parties thereto substantially in the form filed as an exhibit to the Initial Registration Statement (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized, and upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP